For more information, contact: Joe A. Ewing, Vice President, Investor Relations 712/277-7305 jewing@terraindustries.com

Terra Industries to Review CF Industries’ Latest Proposal
SIOUX CITY, IOWA (December 7, 2009) — Terra Industries Inc. (NYSE: TRA) today confirmed receipt of a revised proposal from CF Industries Holdings, Inc. (NYSE: CF) to acquire Terra for $29.25 per share in cash (net of Terra’s previously declared $7.50 per share special cash dividend to be paid to Terra shareholders on December 11, 2009) plus 0.1034 of a share of CF common stock per Terra share.
Terra’s Board of Directors, consistent with its fiduciary duties and in consultation with its independent financial and legal advisors, is reviewing the revised proposal and expects to consider it at a Board meeting scheduled for later in the week.
Credit Suisse Securities (USA) LLC is serving as Terra’s financial advisor, and Cravath, Swaine & Moore LLP and Wachtell, Lipton Rosen & Katz are serving as legal counsel to Terra.
About Terra
Terra Industries Inc., with 2008 revenues of $2.9 billion, is a leading North American producer and marketer of nitrogen products.
Forward-Looking Statements
Certain statements in this communication may constitute “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based upon assumptions as to future events that may not prove to be accurate. Actual outcomes and results may differ materially from what is expressed or forecasted in these forward-looking statements. As a result, these statements speak only as of the date they were made and Terra undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as otherwise required by law. Words such as “expects,” “intends,” “plans,” “projects,” “believes,” “estimates,” and similar expressions are used to identify these forward-looking statements. Forward-looking statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. These risks, uncertainties and assumptions include, among others:
•	risks related to potential acquisition transactions,

•	changes in financial and capital markets,

•	general economic conditions within the agricultural industry,

•	competitive factors and price changes (principally, sales prices of nitrogen and methanol products and natural gas costs),

•	changes in product mix,

•	changes in the seasonality of demand patterns,

•	changes in weather conditions,

•	changes in environmental and other government regulation,

•	changes in agricultural regulations and

Terra Industries Inc. w 600 Fourth Street w P.O. Box 6000 w Sioux City, Iowa 51102-6000
www.terraindustries.com w 712/277-1340 w NYSE Ticker: TRA

NEWS from Terra Industries Inc.	December 7, 2009

•	changes in the securities trading markets.
Additional information as to these factors can be found in Terra’s 2008 Annual Report/10-K and in Terra’s subsequent Quarterly Reports on Form 10-Q, in each case in the sections entitled “Business,” “Risk Factors,” “Legal Proceedings,” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and in the Notes to the consolidated financial statements.
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Note:	Terra Industries’ news announcements are also available on its Web site, www.terraindustries.com.
Additional Contacts:
Matthew Sherman/Jamie Moser
Joele Frank, Wilkinson Brimmer Katcher
(212) 355-4449
msherman@joelefrank.com/jmoser@joelefrank.com

Terra Industries Inc. w 600 Fourth Street w P.O. Box 6000 w Sioux City, Iowa 51102-6000
www.terraindustries.com w 712/277-1340 w NYSE Ticker: TRA